EXHIBIT 10.1

CONSULTING AGREEMENT

This AGREEMENT dated as of  November 1, 2009 between CUBA BUSINESS DEVELOPMENT GROUP, INC.., a Nevada corporation located in Miami, FL, (the “Company”), and  STEINBACK AND ASSOCIATES, an Arizona Partnership located at 7760 E. State Route 69, #C5-371, Prescott Valley, AZ 86314 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires that Executive provide serves as the Company’s Chief Financial Officer; and

, in order to induce Executive to agree to serve in such capacity, the Company hereby offers Executive certain compensation and benefits of retention, as described herein.

WHEREAS, Executive is willing to serve in this position on the terms and   hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the Company and Executive hereby agree as follows:

1.	Retention

The Company hereby agrees to employ Executive, and Executive hereby agrees to be retained upon the terms and conditions hereinafter set forth.

2.	Nature of Retention

During the term of this Agreement, Executive shall serve as Chief Financial Officer and a Director, and shall have such responsibilities and authority consistent with such positions as may be reasonably assigned to him by the Board. Executive shall devote his required time and attention and best efforts to perform successfully his duties and advance the Company’s interests. Executive shall abide by the Company’s policies, procedures, and practices, as they may exist from time to time. Executive shall be responsible to the Board, rendering the services and performing the duties prescribed by the Board

The Executive shall be retained at the Company’s office in Miami, FL, and his principal duties shall be performed primarily in Prescott Valley, Arizona, except for business trips reasonable in number and duration.

3.	Term

The retention of the Executive hereunder shall begin on September 21, 2009 and shall continue in full force and effect for a period of one year, and thereafter shall be automatically renewed for successive monthly periods unless the Company gives the Executive written notice of termination one (1) prior to the end of any such period or until the occurrence of a Termination Date, as defined in Section 6 (the "Term").

4.	Compensation

4.1
As compensation for the Executive’s services during the Term, the Company shall pay the Executive, monthly $1,500, thereafter, increased monthly as deemed appropriate by the Board of Directors for the TERM hereof, but no less than $1,500 per month.  Any monthly increases will be permanent on a month to month basis during the TERM of this agreement. The Company agrees to tender payment to Executive no later than the 15th of each month during the TERM hereof.

4.2	Notwithstanding the foregoing, either party may change the Program from time to time or institute a successor to the Program upon timely written consent of both parties,

4.3
The executive shall participate in the Company’s incentive compensation programs if implemented during this contract period. In addition Company agrees to award Executive approximately 1,030,000 shares of the Company’s common stock to be awarded upon commencement of this agreement.

5.	Executive Benefits

5.1
The Company shall reimburse the Executive monthly for the reasonable expenses incurred by the Executive in connection with the performance of his obligations hereunder, including commuting expenses from Prescott Valley for trips approved by the Company and such out of town costs as incurred by Executive in relationship to such approved trips.

5.2
During such times as the Company is eligible and financially qualified to obtain the same, the Company shall maintain directors and officers’ liability insurance applicable to the Executive in amounts established by the Board of Directors.

Notwithstanding the foregoing, the Company may from time to time change or substitute a plan or program under which one or more of the Benefits are provided to the Executive, provided that the Company first obtains the written consent of the Executive, which the Executive agrees not unreasonably to withhold, taking into account his personal situation.

6.	Termination Date; Consequences for Compensation and Benefits

6.1	Definition of Termination Date. The first to occur of the following events shall be the Termination Date:

6.1.1	The Executive’s death;

6.1.2
Voluntary resignation after one of the following events shall have occurred, which event shall be specified to the Company by the Executive at the time of resignation: material reduction in the responsibility, authority, power or duty of the Executive or a material breach by the Company of any provision of this Agreement, which breach continues for 30 days following notice by the Executive to the Company setting forth the nature of the breach (“Resignation with Reason”);

6.1.3	Voluntary resignation not accompanied by a notice of reason described in Section 6.1.2 (“General Resignation”);

6.1.4	Discharge of the Executive by the Company after one of the following events shall have occurred, which event shall be specified in writing to the Executive by the Company at the time of discharge:

(i)	a felonious act committed by Executive during his retention hereunder,

(ii)	any act or omission on the part of Executive not requested or approved by the Company constituting willful malfeasance or gross negligence in the performance of his duties hereunder,

(iii)
any material breach of any term of this Agreement by the Executive which is not cured within 30 days after written notice from the Board to the Executive setting forth the nature of the breach (“Discharge for Cause”);

6.1.5
For purposes of this subparagraph (6.1.4), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been discharged for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination (as defined below) from the Chairman of the Board of the Company stating that in his good faith opinion Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above of this subparagraph (6.1.4) and specifying the particulars thereof in detail.

6.1.6	Discharge of the Executive by the Company not accompanied by a notice of cause described in Section 6.1.4 (“General Discharge”).

For purposes of this Agreement “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s retention under the provision so indicated. Each Notice of Termination shall be delivered at least sixty (60) days prior to the effective date of termination.

6.1	Consequences for Compensation and Benefits

(a)      If the Termination Date occurs by reason of disability, death, General Resignation or Discharge for Cause, the Company shall pay compensation to the Executive through the Termination Date and shall pay to the Executive all Benefits accrued through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued.

(b)    If the Termination Date occurs by reason of General Discharge or Resignation with Reason, all stock options held by the Executive shall become immediately exercisable and shall remain exercisable for three (3) years after the Termination Date,

7.	Indemnification

To the fullest extent permitted by law, the Company shall indemnify the Executive and hold him harmless from and against all loss, cost, liability and expense (including reasonable attorney’s fees) arising from the Executive’s service to the Company or any Affiliate, whether as officer, director, Executive, fiduciary of any Executive benefit plan or otherwise.

8.	Agreement Not to Compete

The Executive agrees that, while serving as an Executive of the Company, he will not, without the written consent of the Chairman of the Board of the Company, serve as an Executive or director of any competing business entity.. For the period beginning on the Termination Date and continuing for the three years, the Executive shall not engage, directly or indirectly in any business competitive with that of the Company:

9.	Agreement Not to Solicit

For one year following any Termination Date, regardless of the reason, the Executive shall not solicit any Executive of the Company or an Affiliate to leave such retention and to provide services to the Executive or any business entity by which the Executive is retained or in which the Executive has a material financial interest. Soliciting a former Executive of the Company and its Affiliates to provide such services shall not be a violation of this Agreement.

10.	Confidential Information

Unless the Executive shall first secure consent of the Company, the Executive shall not disclose or use, either during or after the Term for a period of five (5) years, any secret or confidential information of the Company or any Affiliate, whether or not developed by the Executive, except as required by his duties to the Company or the Affiliate.

Executive will sign an Executive Confidentiality, Inventions, and Non-Competition Agreement, which shall control over this Agreement (except for Section 8 of this Agreement) if any conflict exists between it and this Agreement .

11.	Arbitration

Any dispute or differences concerning any provision of this Agreement which cannot be settled by mutual accord between the parties shall be settled by arbitration in DELAWARE in accordance with the rules then in effect of the American Arbitration Association, except as otherwise provided herein. The dispute or differences shall be referred to a single arbitrator, if the parties agree upon one, or otherwise to three arbitrators, one to be appointed by each party and a third arbitrator to be appointed by the first named arbitrators; and if either party shall refuse or neglect to appoint an arbitrator within 30 days after the other party shall have appointed an arbitrator and shall have served a written notice upon the first mentioned party requiring such party to make such appointment, then the arbitrator first appointed shall, at the request of the party appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both parties for the purpose, and the award or determination which shall be made by the arbitrator shall be final and binding upon the parties hereto. The arbitrator or arbitrators shall each have not less than five (5) years experience in dealing with the subject matter of the dispute or differences to be arbitrated. Any award maybe enforced in any court of competent jurisdiction. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

12.	Miscellaneous

12.1	Notices

All notices in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default or termination, by certified mail, return receipt requested, addressed to each party at the address indicated below:

If to the Company:
Hugo Cancio, President
CUBA BUSINESS DEVELOPMENT GROUP, INC.
NW 156th Terrace
Miami, FL 33016

Copy To:
Ed Steinback, Partner
Steinback and Associates
7760 E. State Route 69, #C5-371
Prescott Valley, Arizona, 86314

Or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving of any notice shall be the date of actual receipt.

Governing Law

This Agreement shall be deemed a contract made and performed in the State of Nevada, and shall be governed by the internal and substantive laws of Nevada.

12.3	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or in the interpretation in any other jurisdiction; however, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

12.4	Entire Agreement; Amendment

This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by a party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

12.5	Successors and Assigns

12.5.1
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his retention for Change of Control. As used in this Section 12.5.1, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 12.5.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12.5.2
This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his rights or delegate any of his duties without the prior written consent of the Company.

12.6	Assignability

Neither this Agreement nor any benefits payable to the Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Executive, or subject to attachment or other legal process by any creditor of the Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Executive hereunder shall be paid only to the Executive or his estate.

IN WITNESSES WHEREOF, the Company and its President hereunto duly authorized, and the Executive have signed and sealed this Agreement as of the date first written above.

By:	CUBA BUSINESS DEVELOPMENT GROUP, INC.		STEINBACK AND ASSOCIATES

Name:	HUGO CANCIO	Name:	ED STEINBACK

Title:	PRESIDENT	Title:	PARTNER

Date:	October 15, 2009	Date:	October 15, 2009

Signature of Officer

	/s/ Hugo Cancio		/s/ Ed Steinback